Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES FOURTH QUARTER 2012 RESULTS

ST. LOUIS, February 15, 2013 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the fourth quarter ended December 31, 2012.

Highlights

•	Net sales were $273.6 million in the quarter ended December 31, 2012, a year-over-year increase of 1.7%, and a sequential decrease over the immediately preceding quarter of 16.4%.

•	Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales for the quarter ended December 31, 2012, declined 18.0% year-over-year.

•

Operating income in the quarter ended December 31, 2012 was $1.0 million, or 0.4% of net sales, and includes special charges for i) approximately $7-to-$9 million of net costs related to manufacturing inefficiencies related to the previously announced Guangzhou fire incident (“Guangzhou Fire”), ii) $1.0 million of restructuring costs reported in connection with the previously announced workforce reductions and plant closures and iii) $0.5 million of costs incurred in connection with mergers, acquisitions and related integration activities. Excluding the effects of the special charges, operating income would have been $9.5-to-$11.5 million.

•

Adjusted EBITDA in the quarter ended December 31, 2012 was $29.1 million, or 10.6% of net sales, compared with $44.1 million, or 16.4% of net sales, in the quarter ended December 31, 2011, and compared with $41.2 million, or 12.6% of net sales, in the immediately preceding quarter. Adjusted EBITDA for the quarter ended December 31, 2012 has not been adjusted to exclude net expenses of approximately $7-to-$9 million for the Guangzhou Fire.

•	U.S. GAAP loss per basic and diluted share was $(0.73) for the quarter ended December 31, 2012, on approximately 20 million average shares outstanding.

•

Adjusted EPS was a loss of $(0.40) for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended December 31, 2011 and September 30, 2012, was $0.97 and $0.27, respectively. Adjusted EPS for the quarter ended December 31, 2012 has not been adjusted to exclude net expenses of approximately $7-to-$9 million for the Guangzhou Fire.

“As previously announced, our reported net sales of $273.6 million for the quarter were down sequentially and year-over-year due to seasonal decline in demand combined with the impact of the fire in our Guangzhou, China factory and an expected pull back in demand for our wind energy products,” stated Viasystems’ CEO David M. Sindelar. “Each of our end markets was down with the exception of our military and aerospace end market which was up slightly.”

“I am pleased with the response of our team in handling the reported fire in our Guangzhou factory late in the third quarter and minimizing the negative impacts,” continued Mr. Sindelar. “While we incurred net costs of approximately $7-to-$9 million, the affected operations in that factory have been restored as of January 2013.”

“We have completed the integration of the operations of our most recent acquisition,” continued Mr. Sindelar. “I am happy with the achievement our team made to streamline the combined cost environment and to achieve the expected synergies.”

“As I look forward,” commented Sindelar, “I expect first quarter consolidated net sales to be similar to our fourth quarter result, as we will experience the seasonal declines associated with the Chinese new year holiday and will be in the process of ramping production in our Guangzhou facility now that it has resumed full operations during the first quarter. In addition, we will continue to be impacted by the continued decline in wind energy products that will impact all of 2013.”

Financial Results

The company reported net sales of $273.6 million for the three months ended December 31, 2012. The year-over-year increase of 1.7% was primarily the result of the company’s acquisition of DDI on May 31, 2012. Sequentially, net sales declined 16.4% in comparison to the third quarter of 2012. Giving pro forma effect to the May 2012 acquisition of DDi Corp., net sales for the quarter declined 18.0% year-over-year. The sequential and pro forma year-over-year decline was driven primarily by reduced demand across all of the company’s end markets except the military and aerospace end market on a sequential basis. The company attributes this to the effects of i) softening global economic conditions, ii) the company’s announced closure of its Huizhou, China printed circuit board factory that served primarily automotive customers, iii) the inefficiencies and reduced capacity levels related to the Guangzhou Fire, and iv) certain customers’ adverse reaction to the company’s selling price increases implemented in the second half of 2011.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales was 79.9% for the quarter ended December 31, 2012, compared to 76.5% in the corresponding quarter a year ago, and compared to 80.0% in the immediately preceding quarter ended September 30, 2012. Included in cost of goods sold for the three months ended December 31, 2012 was approximately $7-to-$9 million of net costs for the Guangzhou Fire.

Operating income was $1.0 million, or 0.4% of net sales, in the three months ended December 31, 2012, compared with $23.1 million, or 8.6% of net sales, for the fourth quarter of 2011, and compared with $4.4 million, or 1.3% of net sales, for the three months ended September 30, 2012. Included in operating costs during the three months ended December 31, 2012 were i) approximately $7-to-$9 million of net costs related to the Guangzhou Fire; ii) $1.0 million of restructuring costs related to a) the previously announced closures of two factories in China, b) the integration of the business acquired from DDi Corp., and c) a reduction of workforce to streamline continuing operating costs in China; and iii) $0.5 million of travel and other expenses related to acquisitions. Excluding such costs, operating income for the quarter ended December 31, 2012 would have been approximately $9.5-to-$11.5 million.

Adjusted EBITDA, on a non-GAAP basis, was $29.1 million, or 10.6% of net sales, for the three months ended December 31, 2012, compared with $44.1 million, or 16.4% of net sales, for the fourth quarter of 2011, and compared with $41.2 million, or 12.6% of net sales, for the three months ended September 30, 2012. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended December 31, 2012, net loss was $(14.5) million, of which $(14.6) million was attributable to common stockholders, and resulted in $(0.73) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended December 31, 2012 was a loss of $(0.40). A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the fourth quarter of 2012 were $236.8 million and $2.3 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $224.0 million and $22.3 million, respectively, for the fourth quarter of 2011, and compared with Printed Circuit Boards segment net sales and operating income of $269.5 million and $3.0 million, respectively, for the quarter ended September 30, 2012. Included in the reported expenses of the Printed Circuit Boards segment in the quarter ended December 31, 2012 are i) approximately $7-to-$9 million of net costs related to the Guangzhou Fire and ii) approximately $0.8 million restructuring costs. Excluding such costs, operating income in the Printed Circuit Boards segment for the quarter ended December 31, 2012 would have been approximately $10.1-to-$12.1 million.

Net sales and operating loss in the company’s Assembly segment for the fourth quarter of 2012 were $36.8 million and $(0.8) million, respectively, compared with Assembly segment net sales and operating income of $45.0 million and $1.6 million, respectively, for the fourth quarter of 2011 and compared with Assembly segment net sales and operating income of $57.9 million and $1.6 million, respectively, for the quarter ended September 30, 2012. Compared to the fourth quarter of 2011, Assembly segment net sales decreased in the industrial and instrumentation, automotive, and computer and datacommunications end markets, but increased in the telecommunications end market. Compared to the immediately preceding three months ended September 30, 2012, decreased Assembly segment net sales to customers in all of our end markets except computer and datacommunications were responsible for the segment’s sequential decline.

Pro Forma Information

The company’s net sales of $273.6 million for the quarter ended December 31, 2012 declined by approximately 18.0% compared to approximately $333.6 million pro forma combined net sales of Viasystems and DDi for the three months ended December 31, 2011, which included approximately $64.5 million of net sales by DDi. Year-over-year, pro forma net sales decreased in all end markets.

Cash and Working Capital

Cash and cash equivalents at December 31, 2012 were $74.8 million, compared with $71.3 million at December 31, 2011. Cash provided by operating activities during the twelve months ended December 31, 2012 was $78.1 million, of which $7.4 million was provided during the fourth quarter. The company’s cash cycle metric of 39.3 days at December 31, 2012 was in line with expectations.

During the twelve months ended December 31, 2012, the company used net $371.0 million of cash for investing activities, of which $26.3 million was spent during the fourth quarter. In particular, capital expenditures during the twelve months ended December 31, 2012 were $108.7 million, of which $27.2 million was spent during the fourth quarter, including approximately $3.9 million spent at locations acquired from DDi. During the quarter ended December 31, 2012, approximately $16.9 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities, replacement of fire-damaged equipment and other special projects.

During the twelve months ended December 31, 2012, financing activities provided a net $296.5 million of cash proceeds for the company. Financing activities during the quarter ended December 31, 2012 used approximately $0.6 million cash to make scheduled mortgage payments and distributions to our noncontrolling joint venture partner in the Huiyang, China plant.

During 2012, the company has used a net of approximately $46.3 million cash for interest payments, of which $22.2 million was paid during the fourth quarter, and has used a net of approximately $14.8 million cash for payment of income taxes, of which $3.5 million was paid during the three months ended December 31, 2012.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, February 15, 2013. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 96578165. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2012, Item 1A. Risk Factors,” in the Quarterly Report on Form 10-Q filed by Viasystems with the SEC on November 8, 2012 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 14,100 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Net sales	$273,604	$327,352	$269,045
Operating expenses:
Cost of goods sold, exclusive of items shown separately	218,588	261,953	205,691
Selling, general and administrative	29,105	27,635	21,646
Depreciation	22,188	22,246	17,238
Amortization	1,678	1,679	416
Restructuring and impairment	1,032	9,480	946

Operating income	1,013	4,359	23,108
Other expense (income):
Interest expense, net	11,403	11,257	7,238
Amortization of deferred financing costs	723	730	504
Other, net	339	(272)	(58)

(Loss) income before income taxes	(11,452)	(7,356)	15,424
Income taxes	3,046	2,189	(129)

Net (loss) income	$(14,498)	$(9,545)	$15,553

Less:
Net income attributable to noncontrolling interest	70	243	570

Net (loss) income attributable to common stockholders	$(14,568)	$(9,788)	$14,983

Basic (loss) earnings per share	$(0.73)	$(0.49)	$0.75

Diluted (loss) earnings per share	$(0.73)	$(0.49)	$0.74

Basic weighted average shares outstanding	19,994,820	19,994,820	19,982,961

Diluted weighted average shares outstanding	19,994,820	19,994,820	20,136,282

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,816	$71,281
Accounts receivable, net	183,148	196,065
Inventories	111,029	116,457
Prepaid expenses and other	38,838	34,280

Total current assets	407,831	418,083
Property, plant and equipment, net	427,968	307,290
Goodwill and other noncurrent assets	270,382	113,876

Total assets	$1,106,181	$839,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,250	$10,054
Accounts payable	161,890	195,908
Accrued and other liabilities	90,812	75,388

Total current liabilities	264,952	281,350
Long-term debt, less current maturities	563,446	216,716
Other non-current liabilities	45,926	48,111

Total liabilities	874,324	546,177

Total stockholders’ equity	231,857	293,072

Total liabilities and stockholders’ equity	$1,106,181	$839,249

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

( dollars in thousands)

	Year Ended December 31,
	2012	2011
	(unaudited)
Net cash provided by operating activities	$78,089	$71,411

Cash flows from investing activities:
Acquisition of DDi, net of cash acquired	(253,464)	—
Capital expenditures	(108,721)	(101,664)
Acquisition of remaining interest in joint venture	(10,106)	—
Proceeds from disposals of property	1,272	568

Net cash used in investing activities	(371,019)	(101,096)

Cash flows from financing activities:
Proceeds from 7.875% Senior Secured Notes	550,000	—
Repayment of 12.0% Senior Secured Notes	(236,295)	—
Financing and other fees	(16,186)	—
Repayments of borrowings under mortgages, capital leases and credit facilities, net of borrowings	(787)	(260)
Distributions to noncontrolling interest	(267)	(2,391)
Proceeds from exercise of stock options	—	18

Net cash provided by (used in) financing activities	296,465	(2,633)

Net change in cash and cash equivalents	3,535	(32,318)
Beginning cash	71,281	103,599

Ending cash	$74,816	$71,281

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2012		September 30, 2012		December 31, 2011(a)
Net sales by segment
Printed Circuit Boards (a)	$236.8	87%	$269.5	82%	$224.0	83%
Assembly	36.8	13%	57.9	18%	45.0	17%

	$273.6	100%	$327.4	100%	$269.0	100%

(a)	Excludes $64.5 net sales by DDi Corp. during the three months ended December 31, 2011.

	Percentage of Pro Forma(b) Net Sales			PF(b) Net Sales Change
	Three Months Ended			Sequential:	Year/Year:
	Dec. 31,	Sept. 30,	Dec. 31,	4Q12 vs	4Q12 vs
	2012	2012	2011	3Q12	4Q11
Pro forma(b) net sales by end market
Automotive	28%	28%	33%	(17%)	(30%)
Industrial & Instrumentation	26%	29%	25%	(27%)	(16%)
Computer and Datacommunications	18%	18%	18%	(13%)	(17%)
Telecommunications	16%	15%	15%	(11%)	(8%)
Military and Aerospace	12%	10%	9%	1%	(3%)

	100%	100%	100%	(16%)	(18%)

(b)	Includes the effects of $64.5 net sales by DDi Corp. during the three months ended December 31, 2011.

	4Q12	3Q12	2Q12(c)	1Q12	4Q11
Working capital metrics
Days’ sales outstanding	60.2	59.0	58.8	63.4	65.6
Inventory turns	7.9	8.8	8.0	7.5	7.1
Days’ payables outstanding	66.7	66.1	70.0	79.7	85.8
Cash cycle (days)	39.3	33.7	33.8	32.0	30.8

(c)	Adjusted for the effects of working capital acquired from DDi Corp.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Operating income	$1.0	$4.4	$23.1
Add-back:
Depreciation and amortization	23.9	23.9	17.7
Non-cash stock compensation expense	2.7	2.7	1.9
Restructuring and impairment	1.0	10.0	0.9
Costs relating to acquisitions and equity registrations	0.5	0.2	0.5

Adjusted EBITDA	$29.1	$41.2	$44.1

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Net (loss) income attributable to common stockholders (GAAP)	$(14,568)	$(9,788)	$14,983
Adjustments:
Non-cash stock compensation expense	2,673	2,700	1,943
Amortization	2,401	2,409	920
Restructuring and impairment	1,032	9,970	946
Costs related to acquisitions and equity registrations	512	225	445
Non-cash interest	—	—	399
Income tax effects of adjustments	(32)	43	(103)

Adjusted net (loss) income attributable to common stockholders	$(7,982)	$5,559	$19,533

Diluted weighted average shares outstanding	19,994,820	20,233,612	20,136,282

Diluted (loss) earnings per share (GAAP)	$(0.73)	$(0.49)	$0.74

Adjusted EPS	$(0.40)	$0.27	$0.97